SECURITIES AND EXCHANGE COMMISSION
					WASHINGTON, DC  20549

					---------------------

					    SCHEDULE 13G

			      INFORMATION STATEMENT PURSUANT TO RULES
					   13d-1 AND13d-2
			     UNDER THE SECURITIES EXCHANGE ACT OF 1934



				     BUTLER INTERNATIONAL, INC.
				     --------------------------
					   (Name of Issuer)


				    Common Stock, $.001 Par Value
				    -----------------------------
				    (Title of Class of Securities)


					     123649105
					    ------------
					   (CUSIP Number)

					    May 18, 2001


	Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[   ]  Rule 13d-1 (b)
	[ X ]  Rule 13d-1 (c)
	[   ]  Rule 13d-1 (d)

	*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to the "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

				SCHEDULE 13D

CUSIP NO. 123649105

1  NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

   Caxton International Limited
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  |_|
							(b)  |_|
-----------------------------------------------------------------------------

3  SEC USE ONLY

-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   WC
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)

-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   British Virgin Islands

-----------------------------------------------------------------------------
NUMBER OF	7  SOLE VOTING POWER
   		0
SHARES		-------------------------------------------------------------

BENEFICIALLY	8  SHARED VOTING POWER
   		661,600
OWNED BY	-------------------------------------------------------------

EACH		9  SOLE DISPOSITIVE POWER
		0
REPORTING	-------------------------------------------------------------

PERSON		10 SHARED DISPOSITIVE POWER
		661,600
WITH
		-------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     661,600
-----------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.0%
-----------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
-----------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!



				SCHEDULE 13D
CUSIP NO. 123649105

1  NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

   Caxton Associates, L.L.C.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  |_|
							(b)  |_|
-----------------------------------------------------------------------------

3  SEC USE ONLY

-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)

-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States

-----------------------------------------------------------------------------
NUMBER OF	7  SOLE VOTING POWER
   		0
SHARES		-------------------------------------------------------------

BENEFICIALLY	8  SHARED VOTING POWER
   		661,600
OWNED BY	-------------------------------------------------------------

EACH		9  SOLE DISPOSITIVE POWER
		0
REPORTING	-------------------------------------------------------------

PERSON		10 SHARED DISPOSITIVE POWER
		661,600
WITH
		-------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     661,600
-----------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.0%
-----------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     CO
-----------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

			 SCHEDULE 13D

CUSIP NO. 123649105

1  NAME OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

   Bruce S. Kovner
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)  |_|
							(b)  |_|
-----------------------------------------------------------------------------

3  SEC USE ONLY

-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*

   Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)

-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States

-----------------------------------------------------------------------------
NUMBER OF	7  SOLE VOTING POWER
   		0
SHARES		-------------------------------------------------------------

BENEFICIALLY	8  SHARED VOTING POWER
   		661,600
OWNED BY	-------------------------------------------------------------

EACH		9  SOLE DISPOSITIVE POWER
		0
REPORTING	-------------------------------------------------------------

PERSON		10 SHARED DISPOSITIVE POWER
		661,600
WITH
		-------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     661,600
-----------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-----------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     7.0%
-----------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     IN
-----------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1(a).	Name of Issuer:
		Butler International, Inc.

Item 1 (b).	Address of Issuer's Principal Executive Offices:
		110 Summit Avenue
		Montvale, NJ  07645

Item 2 (a).	Name of Person Filing:
		(i)  Caxton International Limited ("Caxton
		     International")
		(ii) Caxton Associates, L.L.C. ("Caxton Associates").
		     Caxton Associates is the trading advisor to Caxton International and, as such, has voting and dispositive power with respect to the investments of the Caxton International.
  		(iii)Mr. Bruce S. Kovner.  Mr. Kovner is the Chairman
		     of Caxton Associates and the Chairman and sole owner of Caxton Corporation. Caxton
		     Corporation is the Managing Member and
		     majority owner of Caxton Associates.  Caxton
		     Associates is the trading advisor to Caxton
		     International and, as such, has voting and dispositive power with respect to the investments made by Caxton International. Mr. Kovner may be deemed beneficiary to own the securities of the Issuer owned by Caxton International.

Item 2 (b).	Address of Principal Business Office or, if None,
Residence:
		(i)  The address of Caxton International is c/o Prime
		     Management Limited, Mechanics Building, 12
		     Church Street, Hamilton HM11, Bermuda.
		(ii) The address of Caxton Associates is Princeton
		     Plaza, Building 2, 731 Alexander Road, Princeton,
		     NJ 08540.
		(v)  The business address of Mr. Kovner is 667
		     Madison Avenue, New York, NY  10021.

Item 2 (c).	Citizenship:
		(i)  Caxton International is a British Virgin Islands
		     Corporation.
		(ii) Caxton Associates is a Delaware limited liability
		     company.
		(v)  Mr. Kovner is a United States citizen.

Item 2 (d).	Title of Class of Securities:
		 Common Stock

Item 2 (e).	CUSIP No: 123649105


Item 3.		If this statement is filed pursuant to Sec. 240.13d-1(b)
or 240.13d-2(b)
		or (c), check whether the person filing is a:
		Not applicable.

Item 4.		Ownership
		(a) Amount beneficially owned:

		The amount of shares of Common Stock beneficially owned by Caxton International is 661,600. The amount of shares of Common Stock considered to be beneficially owned by Caxton
Associates by reason of its voting and dispositive powers is 661,600. Mr. Kovner may be deemed to beneficially own such shares.

		(b) Percent of Class: Caxton International beneficially owns 7% of the Class of Common Stock. By reason of its voting and dispositive powers, Caxton Associates is deemed to beneficially own 7% of the Class of Common Stock. Mr. Kovner may be deemed to beneficially own such percentage of shares.

		(c)  Number of shares as to which Caxton International
has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  661,600
	(iii)  Sole power to dispose or to direct the disposition: 0
	(iv)   Shared power to dispose or to direct the
	       disposition of:  661,600

	Number of shares as to which Caxton Associates has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  661,600
	(iii)  Sole power to dispose or to direct the disposition of: 0
	(iv)   Shared power to dispose or to direct the
	       disposition of:  661,600

	Number of shares as to which Mr. Kovner has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote: 661,600
	(iii)  Sole power to dispose or to direct the disposition of: 0
	(iv)   Shared power to dispose or to direct the
	       disposition of:  661,600

Item 5.	Ownership of Five Percent of Less of a Class.
	Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of
	Another Person.
	Not Applicable.

Item 7.	Identification and Classification of the Subsidiary
	Which Acquired the Security Reported on the
	Parent Holding Company.
	Not Applicable.


Item 8.	Identification and Classification of Members of the
	Group.
	Not Applicable.

Item 9.	Notice of Dissolution of Group.
	Not Applicable.

Item 10.Certification.

	By signing below, each of the reporting persons hereby certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

	After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


May 29, 2001



CAXTON INTERNATIONAL LIMITED


By:/s/Maxwell Quin
   -----------------------------------
      Name:  Maxwell Quin
      Title:    Director


By:/s/Sir Edwin Leather
   -----------------------------------
      Name:  Sir Edwin Leather
      Title:    Director


CAXTON ASSOCIATES, L.L.C.


By:/s/Scott B. Bernstein
   -----------------------------------
      Name:  Scott B. Bernstein
      Title:    Secretary


/s/Bruce S. Kovner
   -----------------------------------
Bruce S. Kovner, by Scott B. Bernstein as
Attorney-in-Fact





Certification


	The undersigned hereby certifies that the shares of Butler International, Inc. purchased on behalf of Caxton International Limited were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


						/s/Ross Taylor
	----------------			----------------
						Ross Taylor
	          Date



EXHIBIT INDEX


	                                                           Page No.

A.	Joint Acquisition Statement pursuant to Rule 13d-1(k)(1)      10